                              CERTIFICATE OF TRUST
                                       OF
                                SUPERIOR TRUST I


     This Certificate of Trust is being executed as of December 9, 1998 for the purposes of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").

     The undersigned hereby certify as follows:

     1)   NAME. The name of the business trust is "Superior Trust I" (the
"Trust").

     2) DELAWARE TRUSTEE. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

          Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, Delaware 19890-0001
          Attention:  Corporate Trust Administration

     3) EFFECTIVE. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, as trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.


WILMINGTON TRUST COMPANY,
as Delaware Trustee

By:___________________________               ____________________________________
      Name:                                  David S. Aldridge
      Title:                                 in his capacity as Administrative Trustee


____________________________________         ____________________________________
Steven S. Elbaum                             Stewart H. Wahrsager
in his capacity as Administrative Trustee    in his capacity as Administrative Trustee
